EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-161808, No. 333-161806, No. 333-149417, No. 333-149416, No. 333-147125, No. 333-147124, No. 333-145046, No. 333-145044, No. 333-140917, No. 333-138422, No. 333-132226, No. 333-127322, No. 333-126581, No. 333-120999, No. 333-118093, No. 333-118088, No. 333-118067, No. 333-112596, No. 333-109914, No. 333-104137, No. 333-39105, No. 333-46492, No. 333-54426, No. 333-56781, No. 333-60828, No. 333-66067, No. 333-76995, No. 333-79675, No. 333-80227, No. 333-81635, No. 333-83770, No. 333-89948, No. 333-93497), and the Registration Statement on Form S-4 (No. 333-62694) of Yahoo! Inc. of our report dated September 25, 2009 relating to the consolidated financial statements of Yahoo Japan Corporation and Consolidated Subsidiaries as of March 31, 2009 and 2008, and for the years then ended (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: 1) the differences between accounting principles generally accepted in Japan and accounting principles generally accepted in the United States of America; 2) change in the accounting treatment for traffic acquisition cost and commission paid to sales agents; and 3) translation of Japanese Yen amounts into U.S. dollars), appearing in this Amendment No. 1 to the Annual Report on Form 10-K of Yahoo! Inc. for the year ended December 31, 2008.

/s/ Deloitte Touche Tohmatsu LLC

Tokyo, Japan
September 28, 2009